Exhibit 23.1

Consent of Independent Certified Public Accountant

Michael F. Cronin
Certified Public Accountant
687 Lee Road, #210A
Rochester, New York 14606

The Board of Directors
Amalgamated Pictures Corp.:

I consent to the use of my report dated May 9, 2005 in the Amended Registration Statement dated May 31, 2005 on Form SB-2 of Amalgamated Pictures Corp. for the registration of 100,000 units, each unit consisting of one share of common stock and one Class A warrant to purchase additional common stock and to the reference to the undersigned under the heading "Experts" therein.

/s/ Michael F. Cronin

Rochester, New York
May 31, 2005